Exhibit 99.1

BancTrust Financial Group, Inc. Reports First Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--April 22, 2011--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the quarter ended March 31, 2011. The Company reported that its first quarter 2011 net income, before the preferred dividend, was $1.0 million compared with net income, before the preferred dividend, of $1.1 million in the first quarter of 2010. Net income available to common shareholders was $251,000, or $0.01 per fully diluted share, for the first quarter of 2011 compared with $386,000, or $0.02 per fully diluted share, for the first quarter of 2010. The first quarter net income available to common shareholders was net of a preferred stock dividend of $769,000 in 2011 and $739,000 in 2010.

“BancTrust reported growth in net interest revenue and lower operating costs in the first quarter of 2011 compared with the first quarter of last year,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. “This was our seventh consecutive quarter of profitability and we are optimistic about signs of economic recovery. We are seeing increased loan demand and economic activity in Mobile, our largest market, and believe our gulf coast markets have stabilized since last year.

“These improvements in net interest revenue and operating costs were partially offset by higher costs related to non-performing loans and charge-offs, which we expect will continue to be a drag on earnings for the near term,” continued Mr. Lamar. “We continue to focus on improving loan quality and reducing non-performing assets and believe these efforts will be key drivers in improving BancTrust’s future profitability.”

First Quarter Results

Net interest revenue rose 1.8% to $15.2 million in the first quarter of 2011 compared with $14.9 million in the first quarter of 2010. The increase was due primarily to an increase in average earning assets and a lower cost of funds compared with last year. BancTrust’s net interest margin rose 10 basis points to 3.14% in the first quarter of 2011 compared with 3.04% in the fourth quarter of 2010 in part as a result of increased investment income. Quarterly average investments rose 18.3% to $477 million in the first quarter of 2011 compared with the fourth quarter of 2010. Net interest margin decreased 26 basis points from 3.40% in the first quarter of 2010 compared with the first quarter of 2011 as a result of increased liquidity and lower yields on investment securities.

Total loans were $1.36 billion at March 31, 2011, compared with $1.45 billion at March 31, 2010. The decrease in loans since last year was due to soft loan demand in certain markets, the transfer of loans to other real estate and loan charge-offs.

The provision for loan losses increased to $3.5 million in the first quarter of 2011 compared with $2.9 million in the first quarter of 2010. Net charge-offs were $5.7 million for the first quarter of 2011 compared with $963,000 in the first quarter of 2010 and $2.5 million in the fourth quarter of 2010. The increase in charge-offs in the most recent quarter was due largely to a write down on a large development property to reflect current appraisals. The allowance for loan losses was 3.37% of total loans at March 31, 2011, compared with 3.30% at March 31, 2010.

Deposits rose 8.9% to $1.9 billion at March 31, 2011, from $1.7 billion at March 31, 2010. BancTrust’s liquidity remains strong as evidenced by $113.1 million in average overnight funds, up from $57.9 million in the first quarter of 2010.

Total non-interest revenue declined to $4.8 million in the first quarter of 2011 compared with $5.3 million in the first quarter of 2010, primarily because of lower service charges and securities gains. Since the first quarter of last year, service charges declined by 19.9% to $1.5 million. The reduction was due partially to lower overdraft fees resulting from increased use of debit cards which do not permit overdrafts. Debit card fees were $509,000 in the first quarter of 2011, compared to $402,000 in the first quarter of 2010. Securities gains were $484,000 in the first quarter of 2011 compared with $837,000 in the first quarter of 2010.

Total non-interest expense declined 1.8% to $15.4 million in the first quarter of 2011 compared with $15.7 million in the prior year first quarter. Salary expense, net occupancy expense, intangible amortization and other real estate carrying costs all declined compared to the first quarter of last year. FDIC insurance rose 21.5% by virtue of higher rates and growth in deposits since the first quarter of 2010.

“The decline in non-interest costs since last year highlights the progress we made in reducing our operating costs by consolidating certain operations,” stated Mr. Lamar. “We remain focused on improving our operating efficiency and expect these efforts to yield positive results as we grow our bank in the future.”

BancTrust’s pre-tax income was $1.1 million in the first quarter of 2011 compared with $1.7 million in the first quarter of 2010. Net income available to common shareholders was $251,000, or $0.01 per diluted share, for the first quarter of 2011 compared with $386,000, or $0.02 per diluted share, in the first quarter of 2010.

BancTrust was classified as “well-capitalized” at the end of the first quarter 2011. Total risk-based capital was 14.3% for the holding company and 15.5% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 13.0% for the holding company and 14.3% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

“BancTrust did not declare a dividend on the Company’s common stock for the first quarter of 2011,” continued Mr. Lamar. “We will continue to evaluate the payment of common cash dividends in the future based on our earnings outlook, capital and the state of the economy. Our focus remains on preserving our capital base while the economy remains soft.”

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 41 bank offices in the southern two thirds of Alabama and 9 bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the recently enacted Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009, Dodd-Frank Wall Street Reform and Consumer Protection Act and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; the April 2010 oil spill in the Gulf of Mexico may adversely affect our customers, the value of real estate collateral in our coastal markets, and our business and results of operations; and the other risks described in BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

EARNINGS:
Interest revenue	$20,362	$20,913	$21,111	$21,232	$20,820
Interest expense	5,196	5,938	5,885	5,920	5,928

Net interest revenue	15,166	14,975	15,226	15,312	14,892

Provision for loan losses	3,500	3,000	3,400	3,050	2,850

Trust revenue	1,045	959	952	961	952
Service charges on deposit accounts	1,539	1,695	1,776	1,829	1,921
Securities gains	484	791	281	460	837
Other income, charges and fees	1,769	1,848	1,721	1,807	1,614
Total non-interest revenue	4,837	5,293	4,730	5,057	5,324

Salaries, pensions and other employee benefits	7,197	7,106	6,879	6,914	7,357
Net occupancy, furniture and equipment expense	2,398	2,533	2,519	2,510	2,542
Intangible amortization	292	493	568	567	567
Loss on other real estate, net	173	1,294	437	300	162
Loss (gain) on repossessed and other assets	(3)	33	16	455	(206)
FDIC insurance assessment	1,143	1,096	1,070	1,004	940
Other real estate carrying cost	554	456	462	363	694
Other non-interest expense	3,676	3,783	3,400	3,740	3,651
Total non-interest expense	15,430	16,794	15,351	15,853	15,707
Income before income taxes	1,073	474	1,205	1,466	1,659
Income tax expense (benefit)	53	(500)	398	497	534
Net income	1,020	974	807	969	1,125

Effective preferred stock dividend	769	767	764	763	739

Net income to common shareholders	$251	$207	$43	$206	$386

Earnings per common share:
Total
Basic	$0.01	$0.01	$0.00	$0.01	$0.02
Diluted	0.01	0.01	0.00	0.01	0.02

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$6.49	$6.56	$6.80	$6.75	$6.64

Common shares outstanding	17,936	17,640	17,640	17,639	17,639
Basic average common shares outstanding	17,754	17,640	17,640	17,639	17,638
Diluted average common shares outstanding	17,831	17,725	17,728	17,721	17,734

STATEMENT OF CONDITION:	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10
Cash and cash equivalents	$127,610	$169,874	$210,468	$126,633	$139,095
Securities available for sale	523,475	425,560	372,972	340,466	284,625
Loans and loans held for sale	1,356,284	1,383,285	1,395,821	1,421,604	1,449,142
Allowance for loan losses	(45,711)	(47,931)	(47,426)	(48,903)	(47,792)
Goodwill	0	0	0	0	0
Other intangible assets	4,340	4,632	5,126	5,693	6,260
Other real estate owned	85,293	82,419	81,446	72,124	57,915
Other assets	133,469	140,309	138,578	140,669	140,850
Total assets	$2,184,760	$2,158,148	$2,156,985	$2,058,286	$2,030,095

Deposits	$1,891,068	$1,864,805	$1,859,396	$1,762,134	$1,735,957
Short term borrowings	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long term debt	92,742	92,804	92,859	92,920	92,992
Other liabilities	16,301	16,609	16,701	16,319	16,299
Preferred stock	48,284	48,140	47,999	47,859	47,722
Common shareholders' equity	116,365	115,790	120,030	119,054	117,125
Total liabilities and shareholders' equity	$2,184,760	$2,158,148	$2,156,985	$2,058,286	$2,030,095

	Quarter Ended
	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10
AVERAGE BALANCES:
Total assets	$2,168,945	$2,164,279	$2,090,559	$2,041,743	$1,977,474
Earning assets	1,958,215	1,952,988	1,881,627	1,842,554	1,781,555
Loans	1,368,498	1,391,610	1,408,494	1,432,183	1,461,165
Deposits	1,875,862	1,866,572	1,792,242	1,746,412	1,682,915
Common shareholders' equity	115,586	119,953	120,498	118,079	117,353

PERFORMANCE RATIOS:

Return on average assets	0.19%	0.18%	0.15%	0.19%	0.23%
Return on average common shareholders' equity	0.88%	0.68%	0.14%	0.70%	1.33%
Net interest margin (tax equivalent)	3.14%	3.04%	3.21%	3.34%	3.40%

ASSET QUALITY:

Ratio of non-performing assets to total assets	8.93%	8.60%	8.57%	8.73%	8.74%
Ratio of allowance for loan losses to total loans, net of unearned income	3.37%	3.47%	3.40%	3.44%	3.30%
Net loans charged-off to average loans (annualized)	1.70%	0.71%	1.37%	0.54%	0.27%
Ratio of ending allowance to total non-performing loans	41.59%	46.50%	45.86%	45.43%	39.98%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	5.33%	5.54%	5.76%	5.78%	5.93%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, 251-431-7813
Chief Financial Officer